Exhibit 16.1

February 27, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Landmark Bancorp, Inc. dated February 27, 2026, and are in agreement with those statements.

/s/ Crowe LLP

Crowe LLP

Dallas, Texas

cc:	Mr. Mark Kohlrus
Audit Committee Chairman
Landmark Bancorp, Inc.